Exhibit 99.1
Holly Energy Partners, L.P. Reports Third Quarter Earnings
October 30, 2007
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported third quarter net income of $10.7 million ($0.61 per basic and diluted limited partner unit) for the three months ended September 30, 2007, as compared to $7.8 million ($0.45 per basic and diluted limited partner unit) for the three months ended September 30, 2006. For the nine months ended September 30, 2007, net income was $29.1 million ($1.68 per basic and diluted limited partner unit) as compared to $17.9 million ($1.04 per basic and diluted limited partner unit) for the nine months ended September 30, 2006.
Net income for the three and nine months ended September 30, 2007 increased $2.9 million and $11.2 million, respectively, as compared to the same periods in 2006. The increase in net income for the three months ended September 30, 2007 was principally due to an increase in volumes transported on our intermediate pipelines, the effects of annual tariff increases on product shipments, the realization of certain previously deferred revenue, and revenue related to the sale of inventory of accumulated terminal overages of refined product to Holly Corporation (“Holly”). These factors were partially offset by a net decrease in volumes transported on our refined product pipelines and an increase in operating costs and expenses. The increase in net income for the nine months ended September 30, 2007 was principally due to an increase in volumes transported on our pipeline systems, the effects of annual tariff increases on product shipments, the realization of certain previously deferred revenue, and revenue related to the sale of inventory of accumulated terminal overages of refined product to Holly, partially offset by an increase in operating costs and expenses.
Revenues for the three and nine months ended September 30, 2007 include $2.7 million of revenue related to our sale to Holly of inventory of accumulated overages of refined products at our terminals. These overages arose from net product gains at our terminals from the beginning of 2005 through the third quarter of 2007. We are currently negotiating an amendment to our pipelines and terminals agreement with Holly that provides that such terminal overages of refined product shall belong to Holly in the future.
Volumes of product transported on our refined product pipelines decreased for the three months ended September 30, 2007 as compared to the same period in 2006 due to a decline in affiliate shipments. During the third quarter of 2007, certain units of Holly’s Navajo refinery were down for 10 days of unscheduled repairs as a result of damage incurred from a power outage. During this period, refinery production was reduced significantly.
The increase in volumes transported on our pipeline systems for the nine months ended September 30, 2007 as compared to the same period in 2006 was principally due to significant downtime at all of the refineries served by our product distribution network in the second quarter of 2006. These refineries, including Holly’s Navajo and Woods Cross refineries and Alon’s Big Spring refinery, were required to produce ultra low sulfur diesel fuel (“ULSD”) by June 2006. To meet this requirement, downtime at the refineries was required so that ULSD-associated projects could be brought on line. Additionally, in the second quarter of 2006, Holly completed an expansion of the Navajo refinery. The tie-in of these new projects coming on line, combined with other refinery maintenance, much of which was timed in conjunction with the capital projects, resulted in reduced refinery production, which was the principal factor contributing to a significant volume decrease during the second quarter of 2006. Since the expansion of Holly’s Navajo refinery in mid-year 2006, increased production has contributed to increased volume shipments on our pipeline systems. The increase in volume shipments on our pipeline systems for the nine months ended September 30, 2007, was partially offset by a decrease in affiliate shipments of refined product during the third quarter of 2007 due to downtime at Holly’s Navajo refinery as discussed above.
Revenues increased by $4.3 million from $22.9 million for the three months ended September 30, 2006 to $27.2 million for the three months ended September 30, 2007. This increase in revenue was principally due to an increase in volumes transported on our intermediate pipelines, the effects of annual tariff increases on product shipments, an increase in previously deferred revenue realized and revenue related to the sale of inventory of accumulated terminal overages of refined product to Holly, partially offset by a net decrease in volumes transported on our refined product pipelines. Revenues from the refined product pipelines increased by $0.9 million from $16.2 million for the three months ended September 30, 2006 to $17.1 million for the three months ended September 30, 2007. This increase was principally due to the effect of the annual tariff increase on refined product shipments and the realization of $0.5 million of previously deferred revenue. These factors were partially offset by a net decrease in volumes shipped on our refined product pipelines. Shipments on our refined product pipelines decreased to an average of 131.0 thousand barrels per day (“mbpd”) for the three months ended September 30, 2007 as compared to 132.3 mbpd for the three months ended September 30, 2006. Revenues from the intermediate product pipelines increased by $0.3 million from $3.0 million for the three months ended September 30, 2006 to $3.3 million for the three months ended September 30, 2007. This increase was principally due to an increase in volumes shipped on our intermediate pipelines, the effect of the annual tariff increase on intermediate pipeline shipments and an increase in previously deferred revenue realized. Intermediate pipeline revenue for the three months ended September 30, 2007 included $0.6 million, as compared to $0.5 million for the three months ended September 30, 2006, of previously deferred revenue. Shipments on our intermediate product pipelines increased to an average of 62.1 mbpd for the three months ended September 30, 2007 as compared to 58.7 mbpd for the three months ended September 30, 2006. Revenues from terminal and truck loading rack service fees increased by $0.3 million from $3.7 million for the three months ended September 30, 2006 to $4.0 million for the three months ended September 30, 2007. Refined products terminalled in our facilities averaged 149.0 mbpd for the three months ended September 30, 2007 as compared to 160.0 mbpd for the three months ended September 30, 2006. Other revenues for the three months ended September 30, 2007 consisted of $2.7 million related to the sale of inventory of accumulated terminal overages of refined product to Holly. Operating costs and expenses increased by $0.9 million from $12.1 million for the three months ended September 30, 2006 to $13.0 million for the three months ended September 30, 2007 principally due to an increase in pipeline and terminal maintenance expense.
Revenues increased by $14.3 million from $63.9 million for the nine months ended September 30, 2006 to $78.2 million for the nine months ended September 30, 2007. This increase in revenue was principally due to an overall increase in volumes transported on our pipeline systems, the effects of annual tariff increases on product shipments, an increase in previously deferred revenue realized and revenue related to the sale of inventory of accumulated terminal overages of refined product to Holly. Revenues from the refined product pipelines increased by $7.4 million from $45.5 million for the nine months ended September 30, 2006 to $52.9 million for the nine months ended September 30, 2007 as shipments on our refined product pipelines increased to an average of 138.5 mbpd for the nine months ended September 30, 2007 as compared to 128.0 mbpd for the nine months ended September 30, 2006. Also contributing to the increase in refined product pipeline revenue for the nine months ended September 30, 2007 was the effect of the annual tariff increase on refined product shipments and the realization of $2.0 million of previously deferred revenue. Revenues from the intermediate product pipelines increased by $3.1 million from $7.3 million for the nine months ended September 30, 2006 to $10.4 million for the nine months ended September 30, 2007 as shipments on our intermediate product pipelines increased to an average of 63.3 mbpd for the nine months ended September 30, 2007 as compared to 54.9 mbpd for the nine months ended September 30, 2006. Also contributing to the increase in intermediate pipeline revenue for the nine months ended September 30, 2007 was the effect of the annual tariff increase on intermediate pipeline shipments and an increase in previously deferred revenue realized. Intermediate pipeline revenue for the nine months ended September 30, 2007 included $2.2 million, as compared to $0.5 million for the nine months ended September 30, 2006, of previously deferred revenue. Revenues from terminal and truck loading rack service fees increased by $1.1 million from $11.0 million for the nine months ended September 30, 2006 to $12.1 million for the nine months ended September 30, 2007 as refined products terminalled in our facilities increased to an average of 164.1 mbpd for the nine months ended September 30, 2007 as compared to 158.2 mbpd for the nine months ended September 30, 2006. Other revenues for the nine months ended September 30, 2007 consisted of $2.7 million related to the sale of inventory of accumulated terminal overages of refined product to Holly. Operating costs and expenses increased by $2.2 million from $36.7 million for the nine months ended September 30, 2006 to $38.9 million for the nine months ended September 30, 2007 principally due to an increase in pipeline and terminal maintenance expense.

Commenting on the results for the 2007 third quarter, Matt Clifton, Chairman of the Board and Chief Executive Officer stated: “Our EBITDA for the third quarter of 2007 was $17.6 million, a 20% increase over $14.7 million for the third quarter of 2006. Although volumes shipped on our pipeline systems were consistent with last year’s levels, they were below expectations for the quarter due to the impact of refinery problems at Holly’s Navajo refinery. Currently, pipeline shipment levels are more in line with expectations. We expect these levels to increase further after Holly completes additional expansion initiatives at the Navajo refinery in the beginning of 2009. Additionally, we continue to explore organic and third-party growth opportunities.”
As previously announced, our cash distribution per unit for the third quarter of 2007 will be $0.715, an increase of 1.4% over the amount of $0.705 distributed for the second quarter of 2007. The aggregate distribution will be $12.4 million. For the quarter, our distributable cash flow was $13.7 million and EBITDA was $17.6 million. The $3.9 million difference between distributable cash flow and EBITDA results from a $0.1 million increase in deferred revenue, $3.0 million of net interest expense and $1.0 million of maintenance capital expenditures.
We have scheduled a conference call today at 10:00 AM EDT to discuss financial results. Listeners may access this call by dialing (888) 548-4639. The ID# for this call is #20524394. Additionally, listeners may access this call via the internet at: http://www.videonewswire.com/event.asp?id=43140.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries an 85,000 barrels-per-stream-day (“bpsd”) refinery located in Artesia, New Mexico and a 26,000 bpsd refinery in Woods Cross, Utah.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to successfully purchase and integrate additional operations in the future;

•	Our ability to complete previously announced pending or contemplated acquisitions;

•	The availability and cost of our financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current and future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and nine months ended September 30, 2007 and 2006.

	Three Months Ended
	September 30,		Change from
	2007	2006	2006
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$8,815	$8,707	$108
Third parties — refined product pipelines	8,300	7,504	796

	17,115	16,211	904
Affiliates — intermediate pipelines	3,327	3,023	304

	20,442	19,234	1,208
Terminals and truck loading racks:
Affiliates	2,685	2,542	143
Third parties	1,338	1,123	215

	4,023	3,665	358
Other — Affiliates	2,748	—	2,748

Total revenues	27,213	22,899	4,314

Operating costs and expenses
Operations	7,985	7,082	903
Depreciation and amortization	3,594	3,839	(245)
General and administrative	1,429	1,177	252

	13,008	12,098	910

Operating income	14,205	10,801	3,404

Interest income	101	214	(113)
Interest expense, including amortization	(3,383)	(3,302)	(81)
Gain on sale of assets	—	—	—
Minority interest in Rio Grande	(233)	38	(271)

Net income	10,690	7,751	2,939

Less general partner interest in net income, including incentive distributions(1)	794	488	306

Limited partners’ interest in net income	$9,896	$7,263	$2,633

Net income per limited partner unit — basic and diluted (1)	$0.61	$0.45	$0.16

Weighted average limited partners’ units outstanding	16,108	16,108	—

EBITDA(2)	$17,566	$14,678	$2,888

Distributable cash flow(3)	$13,683	$11,338	$2,345

Volumes (bpd)(4)

Pipelines:
Affiliates — refined product pipelines	71,987	73,525	(1,538)
Third parties — refined product pipelines	59,024	58,744	280

	131,011	132,269	(1,258)
Affiliates — intermediate pipelines	62,072	58,711	3,361

	193,083	190,980	2,103
Terminals and truck loading racks:
Affiliates	110,545	118,350	(7,805)
Third parties	38,409	41,656	(3,247)

	148,954	160,006	(11,052)

Total for pipelines and terminal assets (bpd)	342,037	350,986	(8,949)

	Nine Months Ended
	September 30,		Change from
	2007	2006	2006
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$26,464	$22,404	$4,060
Third parties — refined product pipelines	26,473	23,102	3,371

	52,937	45,506	7,431
Affiliates — intermediate pipelines	10,390	7,337	3,053

	63,327	52,843	10,484
Terminals and truck loading racks:
Affiliates	8,088	7,597	491
Third parties	4,053	3,424	629

	12,141	11,021	1,120
Other — Affiliates	2,748	—	2,748

Total revenues	78,216	63,864	14,352

Operating costs and expenses
Operations	24,025	21,620	2,405
Depreciation and amortization	10,873	11,413	(540)
General and administrative	3,991	3,690	301

	38,889	36,723	2,166

Operating income	39,327	27,141	12,186

Interest income	431	702	(271)
Interest expense, including amortization	(10,112)	(9,724)	(388)
Gain on sale of assets	298	—	298
Minority interest in Rio Grande	(814)	(235)	(579)

Net income	29,130	17,884	11,246

Less general partner interest in net income, including incentive distributions(1)	2,100	1,134	966

Limited partners’ interest in net income	$27,030	$16,750	$10,280

Net income per limited partner unit — basic and diluted(1)	$1.68	$1.04	$0.64

Weighted average limited partners’ units outstanding	16,108	16,108	—

EBITDA(2)	$49,684	$38,319	$11,365

Distributable cash flow(3)	$38,666	$32,845	$5,821

Volumes (bpd)
Pipelines:
Affiliates — refined product pipelines	75,638	65,321	10,317
Third parties — refined product pipelines	62,877	62,671	206

	138,515	127,992	10,523
Affiliates — intermediate pipelines	63,337	54,898	8,439

	201,852	182,890	18,962
Terminals and truck loading racks:
Affiliates	117,957	114,937	3,020
Third parties	46,114	43,306	2,808

	164,071	158,243	5,828

Total for pipelines and terminal assets (bpd)	365,923	341,133	24,790

(1)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes any incentive distributions declared in the period. Incentive distributions of $0.6 million and $0.3 million were declared during the three months ended September 30, 2007 and 2006, respectively. Incentive distributions of $1.5 million and $0.8 million were declared during the nine months ended September 30, 2007 and 2006, respectively. The net income applicable to the limited partners is divided by the weighted average limited partner units outstanding in computing the net income per unit applicable to limited partners.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In thousands)
Net income	$10,690	$7,751	$29,130	$17,884

Add interest expense	3,091	3,060	9,213	8,998
Add amortization of discount and deferred debt issuance costs	292	242	899	726
Subtract interest income	(101)	(214)	(431)	(702)
Add depreciation and amortization	3,594	3,839	10,873	11,413

EBITDA	$17,566	$14,678	$49,684	$38,319

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In thousands)
Net income	$10,690	$7,751	$29,130	$17,884

Add depreciation and amortization	3,594	3,839	10,873	11,413
Add amortization of discount and deferred debt issuance costs	292	242	899	726
Add (subtract) increase (decrease) in deferred revenue	120	(234)	(870)	3,682
Subtract maintenance capital expenditures*	(1,013)	(260)	(1,366)	(860)

Distributable cash flow	$13,683	$11,338	$38,666	$32,845

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

	September 30,	December 31,
	2007	2006
Balance Sheet Data	(In thousands)
Cash and cash equivalents	$8,710	$11,555
Working capital	$10,635	$9,450
Total assets	$232,391	$243,573
Long-term debt	$181,347	$180,660
Partners’ equity	$29,796	$36,226
As a master limited partnership, we distribute our available cash, which exceeds our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions exceed our quarterly net income.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Investor Relations
Holly Energy Partners
214/871-3555